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                                                                    EXHIBIT 99.1

                              UNITED BANCORP, INC.

FOR IMMEDIATE RELEASE:                         CONTACT: Robert K. Chapman
April 18, 2006                                          United Bancorp, Inc.
                                                        734-214-3801

UNITED BANCORP, INC. ANNOUNCES CASH DIVIDEND AND DECLARES STOCK DIVIDEND

TECUMSEH, MI - United Bancorp, Inc. reports record earnings for the first quarter of 2006 as they continue to meet the challenges from the Federal Reserve Board's increase in short-term interest rates and a flattening of the yield curve.

Net income for the quarter was $2,144,590, representing the Company's best first quarter ever, for a 20.2% improvement over the first quarter of 2005. United's record earnings performance resulted primarily from continued growth in net interest income, which was up 17.2% over first quarter 2005. In addition, noninterest income is well-diversified, and continues to grow.

At its meeting on April 11, 2006, the board of directors of United Bancorp, Inc. declared a first quarter cash dividend of 37 cents per share payable April 28, 2006 to shareholders of record April 14, 2006.

In addition, the board declared a 5% stock dividend on the 2,499,038 shares outstanding, payable on May 31, 2006 to shareholders of record May 5, 2006. Fractional shares will not be issued, but will be paid in cash at a rate of $58.25 per share.

United Bancorp, Inc. is a financial holding company that is the parent company for United Bank & Trust and United Bank & Trust - Washtenaw. The subsidiary banks operate sixteen banking offices in Lenawee, Washtenaw and Monroe counties, and United Bank & Trust maintains an active Trust & Investment group that serves the Company's market area.

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